Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the periods shown has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes plus fixed charges including capitalized interest) by fixed charges (interest expense including capitalized interest). Interest expense includes the portion of operating rental expense which we believe is representative of the interest component of rental expense.

                                                                               Years Ended December, 31
                                                            ----------------------------------------------------------------
                                                               2003         2002          2001         2000         1999
                                                            -----------  -----------   -----------  -----------  -----------
                                                                           (In thousands, except ratio data)
Income (Loss) from Continuing Operations
  Before Income Taxes..................................... $   126,683  $    64,396   $    22,642  $   (40,224) $     5,492

Fixed Charges:
Interest expense (including capitalized interest).........       5,506        7,700        15,767       17,932       14,315
Interest relating to rental expense (1)...................       6,795        5,205         2,609        2,387        2,428
                                                            -----------  -----------   -----------  -----------  -----------
    Total fixed charges...................................      12,301       12,905        18,376       20,319       16,743
                                                            -----------  -----------   -----------  -----------  -----------
Earnings available for fixed charges...................... $   138,984  $    77,301   $    41,018  $   (19,905) $    22,235
                                                            ===========  ===========   ===========  ===========  ===========

Ratio of earnings to fixed charges (2)....................       11.30         5.99          2.23          -           1.33

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(1) The representative interest portion of rental expense was deemed to be one-third of all rental expense.
(2) Earnings were not sufficient to cover fixed charges during the year ended December 31, 2000, by $40.2 million;
     all other periods had sufficient income to cover fixed charges.